Exhibit 10.147

This Instrument Prepared By

Kenneth P. Ezell, Jr.

Baker, Donelson, Bearman, Caldwell & Berkowitz

211 Commerce Street

Suite 800

Nashville, TN 37201

ASSIGNMENT AND ASSUMPTION OF AIR RIGHTS LEASE

THIS ASSIGNMENT AND ASSUMPTION OF AIR RIGHTS LEASE is made and entered into as of the 10th day of July, 2013 (the “Effective Date”), by and between OAK HILL PARTNERS, LLC, a Tennessee limited liability company (“Assignor”) to and in favor of CHP CENTRAL WING ANNEX MOB OWNER, LLC, a Delaware limited liability company (“Assignee”).

WITNESSETH:

WHEREAS, Jefferson Equity Partners, LLC, a Tennessee limited liability company (“JEP”) was the Tenant and Mercy Health Partners, Inc., f/k/a St. Mary’s Health System, Inc., is the Landlord, under a certain Air Rights Lease dated March 27, 2003, as amended by a First Amendment to Air Rights Lease, dated October 8, 2003, a Second Amendment to Air Rights Lease dated as of May 14, 2008, and a Third Amendment to Air Rights Lease dated as of the date hereof (collectively, the “Lease”), for the Air Space Parcel, as such term is defined in the Lease, and which is described on Exhibit “1” hereto;

WHEREAS, JEP constructed the Tenant Facility, as such term is defined in the Lease, over Landlord’s Facility, as such term is defined in the Lease, and within the Air Space Parcel;

WHEREAS, a Memorandum of Air Rights Lease and Grant of Easements has been recorded as Instrument No. 200310300048689 in the Register’s Office for Knox County, Tennessee;

WHEREAS, JEP assigned its interest as tenant in the Lease to Healthcare Equity Partners, LLC, a Tennessee limited liability company (“HEP”) pursuant to an Assignment and Assumption of Air Rights Lease dated October 28, 2003, which is recorded as Instrument No. 200311140053214 in the Register’s Office for Knox County, Tennessee;

WHEREAS, HEP assigned its interest as tenant in the Lease to Assignor pursuant to an Assignment and Assumption of Air Rights Lease dated the 11th day of July, 2011, which is recorded as Instrument No. 201108080007328 in the Register’s Office for Knox County, Tennessee;

WHEREAS, Assignor desires to assign to Assignee, and Assignee desires to acquire from Assignor all Assignor’s right, title and interest in, to and under the Lease.

NOW, THEREFORE, in consideration of the premises and mutual covenants and promises of the parties and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1. Assignment of Lease. Assignor hereby assigns all of its right, title and interest in and to the Lease to Assignee. Assignor remains responsible for all liabilities and obligations of Assignor relating to the Lease which accrued prior to the Effective Date.

2. Assumption by Assignee. Assignee hereby agrees to assume and perform all of the obligations, liabilities and responsibilities of the Assignor under the Lease which shall arise or be incurred, or which are required to be performed, on and after the Effective Date.

3. Indemnity - Assignee. Assignee hereby warrants, covenants and agrees to diligently perform and discharge each and all of Assignor’s obligations, duties, responsibilities and covenants under the Lease and to indemnify and hold Assignor harmless from and against any and all liabilities, claims, demands, obligations, assessments, losses, costs, damages and expenses of any nature whatsoever (including without limitation, court costs and reasonable attorneys’ fees) which Assignor may incur, sustain or suffer or which may be asserted or charged against Assignor which are caused by Assignee’s performance or non-performance of such obligations, duties, responsibilities, covenants and liabilities under the Lease on or after the Effective Date.

4. Indemnity - Assignor. Assignor hereby indemnifies and agrees to hold harmless Assignee from and against any and all liabilities, claims, demands, obligations, assessments, losses, costs, damages and expenses of any nature whatsoever (including, without limitation, court costs and reasonable attorney’s fees) which Assignee may incur, sustain or suffer or which may be asserted or charged against Assignee, which are caused by Assignor’s performance or non-performance of such obligations, duties, responsibilities, covenants and liabilities under the Lease being assigned hereby, or any of them, prior to the Effective Date.

5. Further Assurances. Assignor agrees from time to time, upon the reasonable request and at the costs and expense of Assignee, to execute, acknowledge and deliver such further documentation as may be necessary or desirable in Assignee’s discretion to accomplish fully and properly evidence the assignment of the Lease from Assignor to Assignee.

6. Defined Terms. The terms “Air Space Parcel”, “Tenant’s Facility” and “Landlord’s Facility” shall have the same meaning herein as defined in the Lease.

7. Binding Effect. This Agreement shall bind and inure to the benefit of the parties hereto, their respective heirs, successors and assigns.

[Signatures appear on the following pages]

IN WITNESS WHEREOF, the Assignor has executed this Assignment and Assumption Agreement as of the date and year first above written.

OAK HILL PARTNERS, LLC, a Tennessee limited liability company

By:	/s/ Norman T. Brinkman
Name:	Norman T. Brinkman
Title:	Managing Member

STATE OF VIRGINIA

COUNTY OF ALBEMARLE

Before me, /s/ Benjamin W. Ochs , a Notary Public in and for the State and County aforesaid, personally appeared, /s/ Norman T. Brinkman, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the /s/ Managing Member of OAK HILL PARTNERS, LLC, the within named bargainor, a Tennessee limited liability company, and that he as such /s/ Managing Member, being duly authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the limited liability company by himself as such /s/ Managing Member.

WITNESS my hand and seal at office, on this the      day of             , 2013.

/s/ Benjamin W. Ochs
Notary Public

My Commission Expires:
/s/ November 30, 2014

ACCEPTANCE BY ASSIGNEE

Agreed to and accepted on behalf of Assignee by the undersigned duly authorized officer of Assignee.

CHP CENTRAL WING ANNEX MOB OWNER, LLC, a Delaware limited liability company

By:	/s/ Tracey B. Bracco
Name:	Tracey B. Bracco
Title:	Vice President

STATE OF FLORIDA

COUNTY OF ORANGE

Before me, /s/ Cathleen A. Coffey, a Notary Public in and for the State and County aforesaid, personally appeared, Tracey B. Bracco, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged herself to be the Vice President of CHP CENTRAL WING ANNEX MOB OWNER, LLC, the within named bargainor, a Delaware limited liability company, and that she as such Vice President being duly authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the limited liability company by herself as such Vice President.

WITNESS my hand and seal at office, on this the 1st day of July, 2013.

/s/ Cathleen A. Coffey
Notary Public

My Commission Expires:
/s/ 9/24/13

Exhibit “1”

The Air Space Parcel

[Intentionally Omitted]